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Prospectus Supplement No. 1                     Filed Pursuant to Rule 424(b)(3)
to Prospectus dated January 25, 2000                 Registration Nos. 333-94193
                                                                   and 333-41641



                      SUNSHINE MINING AND REFINING COMPANY

     This Prospectus Supplement supplements the information contained in the Prospectus of Sunshine Mining and Refining Company, dated January 25, 2000. The Prospectus and this Prospectus Supplement relate to the reoffer and resale by the Selling Stockholders identified in the Prospectus of up to an aggregate of 10,035,732 shares of our common stock that are issuable (i) upon the conversion of our senior convertible promissory notes at the holders' option; (ii) as payment of interest on our senior convertible promissory notes; and (iii) as mandatory prepayments on our senior convertible promissory notes.

     Pursuant to the terms of the senior convertible promissory notes, we are required to make mandatory prepayments in shares of common stock or cash in lieu thereof, beginning on February 24, 2000, and quarterly thereafter on each May 24, August 24, November 24 and February 24 up to and including August 24, 2002, each in the aggregate amount of $1,250,000 (or such lesser amount of senior convertible promissory notes then outstanding). Shares issued pursuant to any such mandatory prepayments will be subject to reoffer and resale by the Selling Stockholders pursuant to the terms of the Prospectus and the Prospectus Supplement.

          The date of this Prospectus Supplement is February 16, 2000.